FOR IMMEDIATE RELEASE

HandHeld Entertainment Now In Compliance
With NASDAQ Rules And Regulations

SAN FRANCISCO - Feb. 16, 2007 - HandHeld Entertainment™ (NASDAQ: ZVUE, ZVUEW) today announced that it received a letter from The NASDAQ Stock Market on February 12, 2007, with regard to compliance with NASDAQ Rule 4310(c)(17) (the “Rule”).

The February 12, 2007 letter stated that Handheld Entertainment did not timely file a required notice with The NASDAQ Stock Market. The company has provided all documentation requested by NASDAQ that is needed to regain compliance with the Rule.

About HandHeld Entertainment, Inc.
HandHeld Entertainment is a digital-media-to-go company. Its network of Web sites (Putfile.com™, YourDailyMedia.com™, FunMansion.com™, Dorks.com™ and ZVUE.com™) attracted more than 13.7 million visitors in January 2007 to view both user-generated and premium content. Its ZVUE™ personal media players are mass-market priced and available for purchase online and in approximately 2,200 Wal-Mart stores throughout the United States. HandHeld Entertainment’s common stock and warrants are traded on the NASDAQ Capital Market (ZVUE, ZVUEW) and Boston Stock Market (HDE, HDEW), respectively. For more information, visit www.hheld.com/ir or call 415-495-6470.

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HandHeld Entertainment, Putfile.com, YourDailyMedia.com, FunMansion.com, Dorks.com, ZVUE.com and ZVUE are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in HandHeld Entertainment’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:
David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell), dpolitis@politis.com or
Jonathan Bacon, Politis Communications, 801-523-3730(wk), 801-660-7820(cell), jbacon@politis.com

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:
Robert Prag, The Del Mar Consulting Group, Inc., 858-794-9500, bprag@delmarconsulting.com